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                                                                   EXHIBIT 10.37


$300,000                                                     Fremont, California
                                                               December 28, 2000

                  AMENDED AND RESTATED SECURED PROMISSORY NOTE

      This Amended and Restated Secured Promissory Note shall supersede in its entirety that certain Secured Promissory Note, dated December 21, 2000, by and between Paul F. Truex and Donna M. Truex, husband and wife, as borrower, and Versicor, Inc., a Delaware corporation, as holder (the "EXISTING NOTE"). As of the date first above-written, the Existing Note is terminated, and shall be of no further force or effect..

      FOR VALUE RECEIVED, Paul F. Truex and Donna M. Truex, husband and wife (collectively, the "BORROWER"), promise to pay to Versicor, Inc., a Delaware corporation (the "HOLDER") the principal amount of Three Hundred Thousand Dollars ($300,000), or so much thereof as shall from time to time be disbursed and outstanding (the "LOAN AMOUNT"), with interest on the principal amount at a rate of zero percent (0%) per year (the "NOTE").

      So long as Paul F. Truex remains in the employ of Holder, the Loan Amount shall be reduced by the following amounts, effective on the dates provided below:

      1. Seventy-Five Thousand Dollars ($75,000), effective April 16, 2001

      2. Seventy-Five Thousand Dollars ($75,000), effective April 16, 2002

      3. Seventy-Five Thousand Dollars ($75,000), effective April 16, 2003

      4. Seventy-Five Thousand Dollars ($75,000), effective April 16, 2004

      Notwithstanding anything to the contrary herein, upon the termination for any reason by either Paul F. Truex or Holder of Paul F. Truex's employment with Holder (the "TERMINATION DATE"), the entire then-outstanding Loan Amount shall accrue interest as of the Termination Date, compounding monthly, at the "prime rate" of interest that is publicly announced from time to time by Bank of America, N.A., plus two percent (2%), and shall become due and payable in its entirety as of six (6) months following the Termination Date.

      This Note is secured by that certain Deed of Trust of even date herewith, by and among Borrower, as trustor, Commonwealth Land Title Company, as trustee, and Holder, as beneficiary. The Borrower may prepay without penalty this Note in full at any time. Borrower shall be in default of this Note if payment of principal and interest is not made within ten (10) days after receipt of written notice by the Borrower that payment is due. This Note is binding on the Borrower, its representatives and successors and shall inure to the benefit of and be enforceable by the Holder, its successors and assigns. This Note may not be changed, modified, amended or terminated orally, but the foregoing may be done in writing by the parties. This Note shall be governed by and construed in accordance with the laws of the State of California.


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      Borrower has caused his Note to be executed and delivered as of the date first above written.


/s/ Paul F. Truex                               /s/ Donna M. Truex
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Paul F. Truex                                          Donna M. Truex